EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 033-21241, No. 333-55126, No. 333-111314, No. 333-125724, No. 333-143467, and No. 333-165604) of Genzyme Corporation of our report dated June 25, 2010 relating to the financial statements of the Genzyme Corporation 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 25, 2010